EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 22, 2015

PAYCHEX, INC. REPORTS SECOND QUARTER RESULTS

December 22, 2015
SECOND QUARTER FISCAL 2016 HIGHLIGHTS

•	Total revenue increased 7% to $722.4 million.

•	Total service revenue increased 7% to $711.3 million.

◦	Payroll service revenue increased 4% to $427.4 million.

◦	Human Resource Services revenue increased 11% to $283.9 million.

•	Operating income increased 9% to $294.2 million.

•	Net income increased 9% to $189.2 million and diluted earnings per share increased 11% to $0.52 per share.
ROCHESTER, NY, December 22, 2015 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $711.3 million for the three months ended November 30, 2015 (the “second quarter”), an increase of 7% from $665.9 million for the same period last year. Net income increased 9% to $189.2 million and diluted earnings per share increased 11% to $0.52 per share.
Martin Mucci, President and Chief Executive Officer, commented, “The second quarter reflected continued growth across our major product lines.  Payroll service revenue advanced 4% and we continue to experience solid sales execution. The double-digit growth in client worksite employees served within our human resource services is an indication of the continued strong demand for these services. During the second quarter, we released the Paychex Flex Time and Paychex Flex Benefits Administration modules for our cloud-based human capital management platform.  We believe these modules further strengthen our robust, integrated suite of HCM solutions, Paychex Flex, by providing employers the means to better manage their labor scheduling and costs and employee benefit plans.”
“Additionally, on December 2, 2015, we announced our planned acquisition of Advance Partners, a leading provider of integrated financial, operational, and strategic services to support independent staffing firms. Advance Partners offers customizable solutions to the temporary staffing industry, including payroll funding and outsourcing services. We believe this acquisition will be an ideal fit for Paychex, as the staffing outsourcing business is a growing business that serves many small- and mid-sized firms.”
Payroll service revenue was $427.4 million for the second quarter, an increase of 4% compared to the same period last year. The increase in payroll service revenue was primarily driven by growth in client base and revenue per check. This growth in revenue per check was the result of price increases, net of discounts.
Human Resource Services (“HRS”) revenue was $283.9 million for the second quarter, an increase of 11% compared to the same period last year. Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our professional employer organization (“PEO”). These services experienced strong growth as a result of increases in clients and client worksite employees served. Insurance services revenue benefited from continued growth of our full-service product assisting clients with health care reform and an increase in health and benefits applicants, along with higher average premiums and clients in our workers' compensation insurance product. Our online HR administration services contributed to growth through increases in our client base for our software-as-a-service solutions. Retirement services continued to grow in the number of plans served, and also benefited from an increase in the asset fee revenue earned on the value of participants' funds. However, retirement services revenue growth was offset by the impact of pricing in the prior year quarter.
Total expenses were $428.2 million for the second quarter, an increase of 5% compared to the same period last year. Compensation-related expenses increased 6%, primarily related to higher wages and performance-based compensation costs. Strong growth in our PEO also contributed to the growth in total expenses for the second quarter.

For the second quarter, our operating income was $294.2 million, an increase of 9% from the same period last year. Operating income and operating income, net of certain items, are summarized as follows:

	For the three months ended November 30,			For the six months ended November 30,
$ in millions	2015	2014	Change	2015	2014	Change
Operating income	$294.2	$270.2	9%	$590.3	$537.7	10%
Excluding: Interest on funds held for clients	(11.1)	(10.4)	8%	(21.9)	(20.6)	7%
Operating income, net of certain items (1)	$283.1	$259.8	9%	$568.4	$517.1	10%
Operating income, net of certain items, as a percent of total service revenue	40%	39%		40%	39%
(1) Refer to Note 1 on page 3 for further description of this non-GAAP financial measure.
Interest on funds held for clients was $11.1 million for the second quarter, an increase of 8% compared to the same period last year. This increase resulted from higher average interest rates earned and higher average investment balances. The increase in average investment balances of 1% was driven primarily by growth in our client base.
Average investment balances and interest rates are summarized below:

	For the three months ended November 30,			For the six months ended November 30,
$ in millions	2015	2014	Change	2015	2014	Change
Average investment balances:
Funds held for clients	$3,687.6	$3,663.3	1%	$3,753.6	$3,704.1	1%
Corporate investments	$986.8	$970.5	2%	$1,000.8	$969.3	3%

Average interest rates earned (1) (exclusive of net realized gains):
Funds held for clients	1.2%	1.1%		1.2%	1.1%
Corporate investments	0.8%	0.8%		0.8%	0.8%

Total net realized gains	$—	$0.1		$—	$0.2
(1) For further discussion of the impact of interest rate changes, please refer to the “Market Risk Factors” Section of our Quarterly Report on Form 10-Q (“Form 10-Q”), which will be filed with the Securities and Exchange Commission (“SEC”) within the next few days.

YEAR-TO-DATE FISCAL 2016 HIGHLIGHTS

The highlights for the six months ended November 30, 2015 (the “six months”) are as follows:

•	Total revenue increased 8% to $1.4 billion.

•	Total service revenue increased 8% to $1.4 billion.

◦	Payroll service revenue increased 4% to $859.9 million.

◦	HRS revenue increased 13% to $563.6 million.

•	Operating income increased 10% to $590.3 million.

•
Net income increased 16% to $398.3 million and diluted earnings per share increased 17% to $1.10 per share. During the three months ended August 31, 2015 (the “first quarter”), a net tax benefit was recorded for income derived in prior tax years. Excluding this net tax benefit, net income and diluted earnings per share for the six months would have increased 10% and 12%, respectively, compared to the same period last year.

Our effective income tax rate was 36.0% for the second quarter and 32.9% for the six months, compared to 36.3% for both of the respective prior year periods. The decrease in the effective income tax rate related primarily to the net tax benefit that was recorded in the first quarter for income derived in prior tax years from customer-facing software we produced. Excluding this net tax benefit, the effective income tax rate would have been approximately 36.0% for the six months.
Our financial position as of November 30, 2015 remained strong with cash and total corporate investments of $912.9 million and no debt. Our primary source of cash is generated from our ongoing operations. Historically, we have funded our operations, capital purchases, business acquisitions, share repurchases, and dividend payments from our operating activities. Our positive cash flows have allowed us to support our business and to pay substantial dividends to our stockholders. It is anticipated that cash and total corporate investments as of November 30, 2015, along with projected operating cash flows, will continue to support our normal business operations, capital purchases, share repurchases, dividend payments, and business acquisitions, if any.
Cash flows from operations were $419.9 million for the six months, an increase of 4% compared to the prior year period. This increase resulted mainly from higher net income, partially offset by the impact of fluctuations in operating assets and liabilities. Working capital fluctuations resulted in $111.5 million of cash outflows for the six months, compared to $59.9 million of cash outflows for the same period last year. This was largely related to timing of collections from clients and payments for compensation, PEO payroll, and income taxes.
In May 2014, our Board of Directors (the “Board”) approved a stock repurchase program to purchase up to $350 million of Paychex common stock, with authorization for this program expiring in May 2017. During the six months, we repurchased 1.3 million shares of common stock for a total of $62.9 million.

OUTLOOK
Our outlook for the fiscal year ending May 31, 2016 (“fiscal 2016”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our guidance is as follows:

	Low		High
Payroll service revenue	4%	—	5%
HRS revenue	10%	—	13%
Total service revenue	7%	—	8%
Net income (1)	8%	—	9%
(1) Net income guidance excludes the impact of the net tax benefit related to prior tax years that was recorded in the first quarter.
We anticipate our effective income tax rate will be approximately 36%, excluding the net tax benefit related to prior tax years that was recorded in the first quarter. Our guidance for fiscal 2016 for interest on funds held for clients and operating income, net of certain items, as a percentage of service revenue are unchanged from the guidance we previously provided.
Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

QUARTERLY REPORT ON FORM 10-Q
Our Form 10-Q is anticipated to be filed within the next few days, and will be available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 22, 2015 at 9:30 a.m. Eastern Time, at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
Paychex, Inc. is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 40 years of industry expertise, Paychex serves approximately 590,000 payroll clients as of May 31, 2015 across 100 locations and pays one out of every 15 American private sector employees. Learn more about Paychex by visiting www.paychex.com.

Stay Connected with Paychex
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LinkedIn: http://www.linkedin.com/company/paychex/products

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers, in particular those supporting our technology and product development;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes confidential client data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended November 30,			For the six months ended November 30,
	2015	2014	Change	2015	2014	Change
Revenue:
Payroll service revenue	$427.4	$411.2	4%	$859.9	$824.0	4%
Human Resource Services revenue	283.9	254.7	11%	563.6	498.5	13%
Total service revenue	711.3	665.9	7%	1,423.5	1,322.5	8%
Interest on funds held for clients (1)	11.1	10.4	8%	21.9	20.6	7%
Total revenue	722.4	676.3	7%	1,445.4	1,343.1	8%
Expenses:
Operating expenses	205.2	199.1	3%	410.9	393.4	4%
Selling, general and administrative expenses	223.0	207.0	8%	444.2	412.0	8%
Total expenses	428.2	406.1	5%	855.1	805.4	6%
Operating income	294.2	270.2	9%	590.3	537.7	10%
Investment income, net (1)	1.6	1.4	5%	3.0	2.8	5%
Income before income taxes	295.8	271.6	9%	593.3	540.5	10%
Income taxes	106.6	98.6	8%	195.0	196.2	(1)%
Net income	$189.2	$173.0	9%	$398.3	$344.3	16%

Basic earnings per share	$0.52	$0.48	8%	$1.10	$0.95	16%
Diluted earnings per share	$0.52	$0.47	11%	$1.10	$0.94	17%
Weighted-average common shares outstanding	360.7	363.0		360.9	363.1
Weighted-average common shares outstanding, assuming dilution	362.3	364.6		362.6	364.6
Cash dividends per common share	$0.42	$0.38		$0.84	$0.76

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	November 30, 2015	May 31, 2015
ASSETS
Cash and cash equivalents	$412.3	$170.0
Corporate investments	64.1	366.6
Interest receivable	36.7	37.9
Accounts receivable, net of allowance for doubtful accounts	241.1	176.6
Deferred income taxes	—	15.0
Prepaid income taxes	65.5	12.9
Prepaid expenses and other current assets	62.7	50.8
Current assets before funds held for clients	882.4	829.8
Funds held for clients	3,720.1	4,273.4
Total current assets	4,602.5	5,103.2
Long-term corporate investments	436.5	399.8
Property and equipment, net of accumulated depreciation	352.7	353.9
Intangible assets, net of accumulated amortization	31.3	32.4
Goodwill	561.5	561.5
Other long-term assets	32.3	31.7
Total assets	$6,016.8	$6,482.5

LIABILITIES
Accounts payable	$47.4	$51.7
Accrued compensation and related items	194.0	210.4
Deferred income taxes	15.8	—
Other current liabilities	63.2	50.8
Current liabilities before client fund obligations	320.4	312.9
Client fund obligations	3,689.5	4,260.1
Total current liabilities	4,009.9	4,573.0
Accrued income taxes	67.2	44.8
Deferred income taxes	14.4	16.8
Other long-term liabilities	67.0	62.4
Total liabilities	4,158.5	4,697.0

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.9 shares as of November 30, 2015 and 361.2 shares as of May 31, 2015, respectively.	3.6	3.6

Additional paid-in capital	920.5	880.1
Retained earnings	913.9	894.3
Accumulated other comprehensive income	20.3	7.5
Total stockholders’ equity	1,858.3	1,785.5
Total liabilities and stockholders’ equity	$6,016.8	$6,482.5

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the six months ended November 30,
	2015	2014
OPERATING ACTIVITIES
Net income	$398.3	$344.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	54.7	52.5
Amortization of premiums and discounts on available-for-sale securities, net	38.4	37.5
Stock-based compensation costs	17.5	15.4
Provision for deferred income taxes	21.9	14.4
Provision for allowance for doubtful accounts	0.6	0.7
Net realized gains on sales of available-for-sale securities	—	(0.2)
Changes in operating assets and liabilities:
Interest receivable	1.2	(0.1)
Accounts receivable	(65.1)	(56.3)
Prepaid expenses and other current assets	(64.6)	(0.9)
Accounts payable and other current liabilities	(4.2)	0.6
Net change in other assets and liabilities	21.2	(3.2)
Net cash provided by operating activities	419.9	404.7
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(2,541.0)	(20,449.7)
Proceeds from sales and maturities of available-for-sale securities	3,201.2	20,522.9
Net change in funds held for clients’ money market securities and other cash equivalents	141.9	55.8
Purchases of property and equipment	(48.5)	(45.6)
Acquisition of businesses, net of cash acquired	—	(27.1)
Purchases of other assets	(4.9)	(1.6)
Net cash provided by investing activities	748.7	54.7
FINANCING ACTIVITIES
Net change in client fund obligations	(570.6)	(166.9)
Dividends paid	(303.6)	(276.2)
Repurchases of common shares	(62.9)	(52.5)
Equity activity related to stock-based awards	10.8	24.1
Net cash used in financing activities	(926.3)	(471.5)
Increase/(decrease) in cash and cash equivalents	242.3	(12.1)
Cash and cash equivalents, beginning of period	170.0	152.5
Cash and cash equivalents, end of period	$412.3	$140.4

© 2015 Paychex, Inc.